EXHIBIT 99.1

Psychemedics Corporation Announces 4th Quarter and Year-End Results

Declares 94th Consecutive Quarterly Dividend

ACTON, Mass., Feb. 11, 2020 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2019.  The Company also announced a quarterly dividend of $0.18 per share payable to shareholders of record as of February 21, 2020 to be paid on March 3, 2020.  This will be the Company’s 94th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2019 was $37.7 million versus $42.7 million for the twelve months ended December 31, 2018, a decrease of 12%. Net income for the twelve months ended December 31, 2019 was $1.5 million or $0.28 per diluted share, versus $4.6 million or $0.83 per diluted share, for the comparable period last year, a decrease of 66%.  The Company’s revenue for the quarter ended December 31, 2019 was $8.7 million versus $9.9 million for the quarter ended December 31, 2018, a decrease of 12%.  Net loss for the quarter ended December 31, 2019 was $0.5 million or $0.09 per diluted share, versus net income of $0.9 million or $0.16 per diluted share, for the comparable period last year.   It is important to note that these results were negatively impacted by one-time expenses (as discussed below) totaling $0.15/share in 4Q and $0.16/share for year-end 2019.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“2019 was a year of challenges, but also a year of accomplishments.

“While revenue and earnings were affected by lower sales volume, our performance in 4Q and Year-End was in fact better than reported, since both were negatively impacted by a one-time $0.12/share expense from the costs associated with repatriating our cash from Brazil.  In addition, we also incurred one-time expenses (extra rent and relocation) associated with our lab move in California (discussed below) which costs $0.03/share for 4Q and $0.04/share for Total Year. Adjusting for these one-time expenses, 4Q EPS would have been $0.05/share and Total Year EPS at $0.44/share.  And we believe that even these adjusted numbers do not reflect the underlying strength of our Company.

"Our decline in revenues was driven by a 25% decline from Brazil (see further discussion below).  Additionally, we had weakness in some sectors of our domestic business causing domestic revenues to decline 6%.  Oil & Gas and Transportation showed good gains; however, other sectors such as railroads, manufacturing and drilling registered declines for reasons specific to the circumstances of each industry.

“In September 2019, the Company entered into a new distribution agreement in Brazil with Toxicologia Pardini, Ltda and its affiliate Sansão Holding S.A. The new agreement replaced our prior distribution agreement with our independent distributor, Psychemedics Exames Toxicológicos, which was acquired in 2018 by Instituto Hermes Pardini S.A. (“Pardini”).  Pardini then renamed Exames to Toxicologia Pardini, which operates as a subsidiary to Pardini. Under the new agreement, Toxicologia Pardini and its affiliate were appointed as non-exclusive distributors to only sell, promote and distribute the Company’s hair drug testing services or its own competing test. This new agreement has an indefinite term, with either the Company or the distributor being able to cancel the agreement upon 90-days’ prior written notice.

"The Brazil market, while large, has not developed and progressed as reasonably expected.  We have recognized and stated from the beginning that there are always greater uncertainties and continuous challenges that accompany any new, large market as it develops, especially in a foreign country like Brazil.  As we have reported, the Brazil government has still not implemented the 2 ½ year license renewal requirement stated in the March 2016 law, which was to be implemented in September 2018.  In addition, strict laboratory accreditation requirements are also not being implemented, allowing small Brazil labs into the market; and resulting in increasingly unfavorable pricing as the market developed. This has reduced the attractiveness of this market over time. Fortunately, we did not make an investment in a lab in Brazil, as our criteria was large market share, and sustainability of that market share.  It would appear that our business in the high-volume driver license sector will continue to decline.  However, any reduction in Brazil revenues will have a lesser impact on profits than a decline in domestic revenues.  We are interested only in profitable growth, which is why we have been profitable in every year since 1993.  While many things could change in the future regarding the Brazil market, our plan is to continue to be a strong dividend-paying company, as we have for the last 94 consecutive quarters.

“An additional challenge came when the Company was notified by the landlord of one of its laboratory facilities that it sold the building and was not extending the Company’s lease.  This had multiple implications.  In order to accommodate the Company’s operational needs, a new facility was leased in the third quarter. As a result, there were higher expenses with extra rent and relocation costs of $261 thousand in 2019.  In addition, leasehold improvements of $2.1 million were made to the company’s existing facility and new property in 2019. Finally, this move was an unexpected event that has required significant extra effort.  Our team has been up to the challenge; and as of today, the move is substantially complete.

“We continue to demonstrate our scientific leadership.  In March, the Company introduced the industry’s first confirmation process to accurately measure hydroxycocaines. While the company’s patented hair test is already the most accurate and sensitive, the detection of hydroxycocaines, unique cocaine markers, now allows the company to apply additional metabolic criteria to confirm cocaine use.  In April, the Company introduced the industry’s first and only FDA-cleared hair test for Fentanyl, a major killer increasingly found in illegal drugs.  Psychemedics’ new Fentanyl test is an accurate and economical way to equip clients with the capability to quickly detect people at risk and take steps to deter usage.  With these offerings, the Company is again advancing the science of detection and reinforces its reputation as the leading innovator since it pioneered drug testing with hair in 1986.

“The Company’s balance sheet remains strong with approximately $7.3 million of cash ($7.0 million of working capital).  The total equipment financing outstanding was $2.6 million as of December 31, 2019, compared to a total amount borrowed of $12.2 million reflecting repayment of $9.6 million since May 2014.  Our Directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our quarterly dividend of $0.18 per share. This dividend represents our 94th consecutive quarterly dividend.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, the expiration date or dates of distributions arrangements, our relationship with our Brazilian distributor, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, the effective date of expansion of the Brazilian professional driver drug testing requirement from every 5 years to every 2.5 years, required investments in plant, equipment and people and new test development) may be “forward looking” statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s  ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenues	$8,715	$9,936	$37,678	$42,674
Cost of revenues	5,230	5,203	21,234	22,056
Gross profit	3,485	4,733	16,444	20,618

Operating Expenses:
General & administrative	2,534	1,523	7,221	6,430
Marketing & selling	1,203	1,220	4,658	5,027
Research & development	354	462	1,567	1,551
Total Operating Expenses	4,091	3,205	13,446	13,008

Operating income	(606)	1,528	2,998	7,610
Other income	4	(4)	58	43
Net income before provision for income taxes	(602)	1,524	3,056	7,653

Provision for income taxes	(72)	643	1,514	3,069

Net income	$(530)	$881	$1,542	$4,584

Diluted net income per share	$(0.09)	$0.16	$0.28	$0.83

Dividends declared per share	$0.18	$0.18	$0.72	$0.69

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$7,283	$4,069
Marketable securities	-	3,905
Accounts receivable, net of allowance for doubtful accounts	3,780	4,829
Prepaid expenses and other current assets	1,788	1,067
Total Current Assets	12,851	13,870
Fixed Assets, net of accumulated depreciation and amortization	10,862	10,177
Other assets	943	927
Operating lease right-of-use assets	2,875	-

Total Assets	$27,531	$24,974

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$617	$682
Accrued expenses	3,577	2,962
Current portion of long-term debt	678	416
Current portion of operating lease liabilities	963	-

Total Current Liabilities	5,835	4,060

Long-term debt	1,951	1,212
Deferred tax liabilities, long-term	550	955
Long-term portion of operating lease liabilities	2,375	-
Total Liabilities	10,711	6,227

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized
6,185 shares issued in 2019 and 6,175 shares issued 2018,
5,517 shares outstanding in 2019 and 5,507 shares outstanding in 2018	31	31
Additional paid-in capital	32,249	31,523
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(3,754)	(1,326)
Accumulated other comprehensive loss	(1,624)	(1,399)

Total Shareholders' Equity	16,820	18,747

Total Liabilities and Shareholders' Equity	$27,531	$24,974